Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of 30th December, 2005 between AMERICAN BIOSCIENCE, INC., a California corporation (the “Company”) and Carlo A. Montagner (the “Executive”).

RECITAL

The Company desires to employ the Executive, and the Executive desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and the Executive hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, the capitalized terms defined in Exhibit A shall have the meanings therein specified for all purposes of this Agreement.

2.	Employment

(a)	Subject to the terms and conditions contained herein, the Company hereby agrees to employ the Executive, and the Executive accepts such employment, on a date mutually agreed to by Executive and Company until the Termination Date. The date you obtain a work visa and begin your employment with Company shall be referred to as the “Effective Date.”

(b)	During the Executive’s employment under this Agreement, the Executive shall render services to the Company in the position of President of American BioScience, Inc., and Abraxis Oncology. The Executive shall also be appointed as a member of the Board of American BioScience, Inc., as promptly as practicable following the Company’s annual stockholder meeting. In your role as President you will be responsible for developing primary goals, operating plans, policies, short and long range objectives for the Company and implementing these following Board of Directors’ approval. In addition, you will direct and coordinate activities to achieve profit and return on capital, establish organizational structure and delegate authority to subordinates. You will be required to lead the Company towards objectives, meet with and advise other executives and review results of business operations. The Executive shall perform such other duties and responsibilities as are normally related to his position as President as hereafter assigned to Executive by the Board.

(c)	In performing his services hereunder, the Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

(d)	The Executive will devote his entire business time, energy, attention and skill to the services of the Company and to the promotion of its interests. So long as the Executive is employed by the Company, the Executive shall not, without the written consent of the Company:

(i)	engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after the term of this Agreement;

(ii)	render or perform services of a business, professional, or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer, or partner of another business entity (including serving on boards of directors), whether or not for compensation; or

(iii)	plan or otherwise take any preliminary steps, either alone or in concert with others, to establish or engage in any business or activity that would compete with the current or proposed business of the Company;

provided, that it shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments and (iv) perform such other activities as the Board may approve, so long as such activities do not interfere materially with the performance of the Executive’s responsibilities as the President of the Company.

(e)	Prior to or concurrently with the execution of this Agreement, the Executive has executed an Executive Proprietary Information, Trade Secret and Confidentiality Agreement (the “Confidentiality Agreement”).

3.	Location of Employment: The Executive’s principal place of employment shall be at the principal executive office of the Company (currently located in Los Angeles, California); provided that at the reasonable direction of the Board or the Chairman of the Board, the Executive may, from tine to time, be required to travel to various domestic and foreign locations for purposes consistent with his duties hereunder.

4.	Compensation.

(a)	In exchange for full performance of the Executive’s obligations and duties under this Agreement, the Company shall pay the Executive a salary at the rate of Six Hundred Seventy-Five Thousand Dollars ($675,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. The Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Board or the Compensation Committee.

(b)	The Base Salary hereof is a gross amount, and the Company shall be required to withhold from such amount deductions with respect to Federal, state and local taxes, FICA, unemployment compensation taxes and similar taxes, assessments or withholding requirements.

(c)	During the Executive’s employment under this Agreement, the Executive shall also be reimbursed by the Company for reasonable business expenses actually incurred or paid by the Executive, consistent with the policies established by the Board, in rendering to the Company the services provided for in this Agreement.

(d)	The Executive shall be entitled to vacation and sick leave on terms equivalent to those of other executive officers of the Company.

(e)	The Executive shall be entitled to participate in all benefit plans (including but not limited to any medical, dental, life insurance, retirement and disability plans) which shall be available from time to time to the executive officers of the Company generally; provided, however, that the Executive shall have no right under this Agreement to participate in any stock option, stock purchase or other plan relating to shares of capital stock of the Company or its affiliates (except as otherwise expressly provided in subsections (f) and (g) below). The Executive acknowledges and agrees that the Board may, in its discretion, terminate at any time or modify from time to time any such benefit plans.

(f)	After the shares of common stock of the Company (or, if applicable a successor of the Company) have become publicly traded on an established securities market the Company will provide the Executive with an option to purchase 50,000 shares of the Company common stock, which option (a) shall have an exercise price equal to the trading price of the Company common stock at the grant date, (b) shall vest in equal installments of 12,500 over a four year period, (c) shall be evidenced by the Company’s standard form of stock option agreement for its officers and shall otherwise be subject to the terms and conditions of the Company’s stock incentive plan.

(g)	In addition to the grant described in subsection (f) above, commencing in 2007 (for stock option awards determined by the Board with respect to the 2006 fiscal year), the Executive shall be entitled to receive annual grants of stock options (at the same time such grants are made to the other executive officers of the Company), in such amounts and subject to such terms as may be determined in the sole discretion of the Board or the Company’s Compensation Committee.

(h)	The Executive shall be entitled to receive an annual bonus in such amount, and subject to such performance targets and other factors, as may be determined in the sole discretion of the Board or the Company’s Compensation Committee. The target bonus amounts and performance targets for the Executive shall be established at the same time such amounts and targets are established for the other executive officers of the Company, and any bonuses earned shall be paid at the same time as bonuses for other executive officers. The Executive acknowledges that his target bonus for the first full year of employment will be fifty percent (50%) of his Base Salary.

(i)	Within thirty (30) days of the Effective Date the Company shall pay the Executive a one time sign on bonus of $275,000 in cash.

(j)	The Company will pay the Executive $400,000 in cash or stock, determined in the Company’s discretion, in installments as described herein. On each annual anniversary of the Effective Date through and including the fourth (4th) anniversary of the Effective Date, the Company shall pay the Executive $100,000 in cash or stock, determined in the Company’s discretion. In order to receive an installment, the Executive must have remained continuously employed by the Company from the Effective Date through the date of that installment and the Executive will automatically forfeit all unpaid installments if the Executive’s employment terminates for any reason.

(k)	To assist the Executive and his family with relocating to Los Angeles, California, the Company will pay all reasonable relocation costs including, but not limited to moving, packing, temporary housing, and broker’s fees, real estate transfer taxes, and other costs associated with the sale of your home or the purchase of a new home; provided, however, you must incur such costs on or before the first anniversary of the Effective date and you must provide the Company with reasonable documentation supporting the relocation costs incurred by you. All relocation reimbursement will be provided to Executive on a basis on which Executive suffers no tax disadvantage. If the Executive voluntarily terminates his employment with the Company pursuant to Section 6(e) on or before two (2) years from the Effective Date the Executive will repay the Company within thirty (30) days of his Termination Date all relocation costs paid by Company pursuant to this subsection (k).

(1)	The Company will provide the Executive with legal assistance for your work visa application and not more than two business class flights back to Australia for your family if necessary for such visa application.

(m)	The Company will loan the Executive, subject to all applicable rules, regulations or laws up to $3,000,000 to purchase a principal family residence in the Los Angeles area. Such a loan would be for a term of three (3) years (the “Initial Term”), would be recourse and secured by a first mortgage on the residence, would bear interest at the “applicable federal rate” under the Internal Revenue Code for such a loan, and would be due and payable upon the termination of your employment by you or the Company (or its successor) for any reason other than an involuntary termination by the Company without “Cause,” in which case the loan would be due and payable upon the earlier of (i) eighteen months (18) after your Termination Date, (ii) the sale or other disposition of the residence, or (ii) the time remaining on the Initial Term.

(n)	Other than as expressly set forth in this Section 4, the Executive shall not receive any other compensation or benefits except to the extent provided by the Board.

5.	Term. The Executive’s employment hereunder shall commence on the Effective Date and shall continue in effect until terminated pursuant to Section 6 below.

6.	Termination. The Executive’s employment hereunder may be terminated as follows:

(a)	The employment of the Executive under this Agreement shall terminate on the date of the Executive’s death.

(b)	The employment of the Executive under this Agreement may be terminated by the Company immediately upon giving the Executive notice if the Executive becomes Disabled.

(c)	The employment of the Executive under this Agreement may be terminated by the Company immediately upon giving the Executive notice upon the occurrence of Cause.

(d)	In addition to the circumstances described in subsection (c) above, the Company may terminate the Executive’s employment at any time (immediately upon giving notice to the Executive) for any reason or no reason, with or without Cause or prior notice.

(e)	The Executive may voluntarily terminate his employment under this Agreement by giving the Board written notice of his resignation signed by the Executive or, if no notice is given, on the date on which the Executive voluntarily terminates his employment relationship with the Company.

7.	Consequences of Termination.

(a)	If the employment of the Executive under this Agreement is terminated pursuant to Section 6(d) (Termination Without Cause) then the Executive shall not be entitled to any compensation or benefits from the Company, under this Agreement or otherwise, except for the following:

(i)	The Company shall pay to the Executive all Accrued Compensation;

(ii)

The Company shall pay the Executive, for the duration of the Severance Period, severance payments at an annual rate (pro rated over the Severance Period) equal to (i) the Base Amount plus (ii) the Bonus Amount, which amount will be payable in arrears in monthly installments. Such monthly installments will be delayed to the minimum extent necessary to meet the requirements of Internal Revenue Code Section 409A, as amplified by any applicable Internal Revenue Service or U.S.

Treasury Department guidance. The Company and the Executive shall reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty to the executive under Internal Revenue Code Section 409A;

(iii)	The vesting of the stock options granted to the Executive under subsection 4(f) above shall accelerate so that such options shall have vested to the same extent as would if the Executive were terminated on the last day of the Severance Period;

provided, that the Executive shall not be entitled to receive any post-termination benefits described in clause (ii) and (iii) of this subsection (a) unless, within 21 days following the Termination Date, he executes and delivers to the Company a Release of Claims in the form attached as Exhibit B hereto.

(b)	The Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of the Executive’s employment.

(c)	Upon termination of the Executive’s employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company Following any termination of employment, the Executive shall reasonably cooperate with the Company (i) in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees and (ii) in the defense of any action brought by any third party against the Company that relates to the Executive’s employment by the Company; provided, that in each case the Company shall reimburse the executive for any out-of-pocket fees and expenses incurred by the Executive in connection with such cooperation.

8.	Additional Post-Termination Obligations.

(a)	In the event that Executive receives severance payments pursuant to Section 7(a), the Executive agrees that for a period of two years following the Termination Date, the Executive will not, directly or indirectly, engage in any business activity that is or may reasonably be found to be in competition with the business of the Company and its subsidiaries as such business may exist at any time from the Effective Date through the Termination Date; provided, that nothing in this Agreement shall be deemed to prohibit Executive from owning not more than one percent (1%) of any class of publicly traded securities of a competitor.

(b)	The Executive further agrees that for a period of two years following the Termination Date the Executive will not:

(i)	Solicit, raid, entice or induce any employee of the Company to be employed by any competitor of the Company (except to the extent that such employee has first responded to a general advertisement or general employment search by Executive’s place of employment at the time);

(ii)	Solicit business for any competitor from, or transact such business for any competitor with, any person, firm or corporation which was, at any time during Executive’s employment hereunder, a customer of the Company; or

(iii)	Assist a competitor in taking such action.

(c)	If the Executive fails to perform his obligations under this Section 8, then the Company may, in addition to any rights and remedies then available to the Company (under Section 11 hereof or otherwise), cease providing the payments and benefits described in Section 7(a) so long as such failure, if reasonably capable of being cured, is not cured by the Executive within 30 days following a written notice from the Company of such failure to perform.

9.	Representations.

(a)	The Executive represents that he has full authority to enter into this Agreement and is not under any contractual restraint which would prohibit the Executive from satisfactorily performing his duties to the Company under this Agreement.

(b)	The Executive hereby agrees to indemnify and hold harmless the Company, its officers, directors and stockholders from and against any losses, liabilities, damages or costs (including reasonable attorney’s fees) arising out of a material breach of any of the representations, warranties and covenants of the Executive set forth in this Agreement. The Company hereby agrees to indemnify and hold harmless the Executive from and against any losses, liabilities, damages or costs (including reasonable attorney’s fees) arising out of a material breach of any of the representations, warranties and covenants of the Company set forth in this Agreement.

(c)	The Executive acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. The Executive has either obtained such advice or, after carefully reviewing this Agreement, has decided to forego such advice. The Executive is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

10.	Arbitration. Subject to Section 11 below, the parties acknowledge and agree to the provisions on Exhibit C hereto relating to the arbitration of disputes hereunder (subject to Section 11).

11.	Equitable Relief. Notwithstanding Section, 10 above, the Executive acknowledges that the Company is relying for its protection upon the existence and validity of the provisions of this Agreement, that the services to be rendered by the Executive are of a special, unique and extraordinary character, and that irreparable injury will result to the Company from any violation or continuing violation of the provisions of Section 8(b) for which damages may not be an adequate remedy. Accordingly, the Executive hereby agrees that in addition to the remedies available to the Company by law or under this Agreement, the Company shall be entitled to obtain such equitable relief as may be permitted by law in a court of competent jurisdiction including, without limitation, injunctive relief from any violation or continuing violation by the Executive of any term or provision of Section 8(b).

12.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.

13.	Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the whole agreement of the parties hereto in reference to any employment of the Executive by the Company and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment; all prior agreements, promises, representations and understandings relative thereto being herein merged.

14.	Assignability.

(a)	In the event the Company shall merge or consolidate with any other corporation, partnership or business entity, or all or substantially all of the Company’s business or assets shall be transferred in any manner to any other corporation, partnership or business entity, then such successor to the Company shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the “Company” under this Agreement.

(b)	This Agreement is personal in nature and the Executive shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

(c)	Except as set forth in subsection (a) above, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.

15.

Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the Board to be effective as against the Company. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

16.	Notice. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s addresses or telecopy numbers as are set forth below such party’s signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 16. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable (or if given by registered or certified mail, upon the earlier of (i) actual receipt or (ii) three days after deposit thereof in the United States mail).

17.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.	Survival. The representations and agreements of the parties set forth in Sections 7, 8, 9, 10, 11 and 19 of this Agreement shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration or termination).

19.	Attorneys’ Fees. If any party to this Agreement seeks to enforce his or its rights under this Agreement, the prevailing party or parties shall be entitled to recover reasonable fees, costs and expenses incurred in connection therewith including, without limitation, the fees, costs and expenses of attorneys, accountants and experts, whether or not litigation is instituted, and including such fees, costs and expenses of appeals.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Employment Agreement as of the date first above written.

AMERICAN BIOSCIENCE, INC.

/s/ Patrick Soon-Shiong
By: Patrick Soon-Shiong, M. D. Its Chairman

Address for Notices:	2730 Wilshire Blvd., Suite 500 Santa Monica, California 90403

/s/ Carlo A. Montagner
Carlo A. Montagner
Address for Notices:	14 School Ave.
Chatham, New Jersey 07928

EXHIBIT A

DEFINITIONS

“Accrued Compensation” shall mean (i) all base salary and vacation pay accrued through the Termination Date and (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date.

“Base Amount” shall mean the amount of Executive’s annual base salary at the rate in effect on the Termination Date.

“Board” means the Board of Directors of the Company.

“Bonus Amount” shall mean (i) if the Termination Date occurs after the payment to the Executive of the annual incentive payment under the Company’s cash bonus incentive plan with respect to 2007, an amount equal to the average of the last two annual incentive payments paid or payable to the Executive prior to the Termination Date, (ii) if the Termination Date occurs after the payment to the Executive of the annual incentive payment under the Company’s cash bonus incentive plan with respect to 2006 (but prior to the payment with respect to 2007), an amount equal to such payment.

“Cause” shall mean any of the following (i) Executive commits a material breach of this Agreement, the Confidentiality Agreement, or any policy of the Company; which breach is not cured to the satisfaction of the Board within twenty days after written notice to Executive from the Company; (ii) the Executive fails (other than a failure resulting from a Disability) to substantially perform his duties hereunder, or to implement or follow a lawful policy or directive of the Company, and such failure continues for a period of twenty days after written notice to Executive from the Company; (iii) the Executive is indicted for a crime involving dishonesty, breach of trust, physical harm to any person or serious moral turpitude, (iv) the Executive engages in dishonesty, gross negligence or willful misconduct in the performance of his duties, as reasonably determined by the Board, (v) the Executive engages in conduct which is materially injurious to the Company (monetarily or otherwise) or which constitutes a material violation of federal or state law relating to the Company or its business.

“Common Stock” shall mean the Company’s Common Stock

“Disability” means (i) the Executive becomes eligible for the Company’s long term disability benefits or (ii) in opinion of the Board, Executive has been unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Pro-Rata Bonus” means an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal, year through the Termination Date and the denominator of which is 365.

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“Severance Period” shall mean, for the purposes of Section 7(a), the period commencing on the Termination Date and ending on the second anniversary of such Termination Date.

“Termination Date” means the date on which the Executive’s employment is terminated pursuant to Section 6 hereof.

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EXHIBIT B

RELEASE

In consideration for the payments described in Section 7 of the Agreement, the Executive hereby releases and discharges American BioScience, Inc., and any subsidiaries or affiliates thereof (collectively the “Company”), and their respective directors, officers, employees, benefit plans and administrators, successors and assigns from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of the Executive’s employment with the Company and the termination thereof. This Release is to be broadly construed so as to resolve all pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the State of California, and any other statute, regulation, or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, Executive does not waive any rights Executive may have to enforce the terms of the Transition Agreement, if any, to benefits available after termination under any Company-sponsored employee benefit plan, to insurance protection and/or indemnification for actions taken by the Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation.

Executive acknowledges and agrees that: (a) Executive has read and understands this Release in its entirety; (b) Executive has been advised in writing to consult with an attorney concerning this Release before signing it. This subparagraph constitutes such written advice; (c) Executive has twenty-one (21) calendar days after receipt of this Release to consider its terms before signing it; (d) nothing contained in this Release waives any claim that may arise after the date of its execution; and (e) Executive executes this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

Executive has the right to revoke this Release in full within seven (7) calendar days of executing it. Any revocation must be personally delivered to Patrick Soon-Shiong, M.D. or his designee, or mailed to American BioScience, Inc., 2730 Wilshire Blvd., Suite 500, Santa Monica, California 90403 and postmarked within seven (7) calendar days of the date of execution of this Release. None of the terms anal provisions of this Release shall become effective or be enforceable until such revocation period has expired.

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EXHIBIT C

ARBITRATION

1.	Any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof

2.	It is the express agreement of the parties that the provisions of this Section, including the rules of the AAA, as modified by the terms of this Exhibit C, shall govern the arbitration of any disputes arising pursuant to this Agreement. In the event of any conflict between the law of the State of California, the law of the arbitral location, and the U.S. Arbitration Act (Title 9, U.S. Code), with respect to any arbitration conducted pursuant to this Agreement, to the extent permissible, it is the express intent of the parties that the law of California, as modified herein, shall prevail. Either party (the “Initiating Party”) may commence an arbitration by submitting a Demand for Arbitration under the AAA Rules and by notice to the other Party (the “Respondent”) in accordance with Section 16. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any non-monetary relief sought against the Respondent. After the initial list of issues to be resolved has been submitted, the arbitrators shall permit either party to propose additional issues for resolution in the pending proceedings.

3.	The place of arbitration shall be Los Angeles, California, or any other place selected by mutual agreement.

4.	The parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the parties fail so to nominate a sole arbitrator within 30 days from the date when the Initiating Party’s Demand for Arbitration has been communicated to the other party, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of Protected Officer and the Company within 60 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this Section 16, the “commencement of the arbitration proceeding” shall be deemed to be the date upon which the Demand for Arbitration has been received by the AAA. Any award shall be rendered by a majority of the members of the board of arbitration.

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5.	An award rendered in connection with an arbitration pursuant to this Section 16 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

6.	The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims between them with respect to the subject matter of the arbitrated dispute. The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

7.	With respect to any award issued by the arbitrators pursuant to this Agreement, the parties expressly agree (i) that such order shall be conclusive proof of the validity of the determinations) of the arbitrators underlying such order; and (ii) any federal court sitting in Los Angeles, California, or any other court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

8.	The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both parties. The arbitrators shall apportion to each party all costs (other than attorneys’ fees) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. The prevailing party shall be entitled to recover its attorneys’ fees from the other party. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages (the parties specifically agree that punitive damages shall not be available in the event of any dispute).

9.	The parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief.

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